EXHIBIT 11.1

BEARING RESOURCES LTD. (THE “COMPANY”)

GENERAL CODE OF BUSINESS CONDUCT AND ETHICS

The Company is committed to maintaining the highest standards of professional conduct. The Company’s reputation is dependent upon the good judgment, ethical standards, and personal integrity of every employee. Accordingly, the Company expects its officers and employees not only to comply with all applicable jurisdictional laws, but also to maintain the highest standards of personal integrity, fairness, honesty, and good judgment.

The following General Code of Conduct sets forth standards of conduct for all Company directors, officers and employees. In addition to these standards, each director, officer and employee is expected to comply with the laws, rules, and regulations now or subsequently adopted which pertain to his or her conduct as an employee of the Company and additional policies or laws specific to their position. Failure to comply with these policies, rules and procedures may subject the employee to disciplinary action, up to and including immediate dismissal from employment.

“Carrus” or the “Company” shall mean and refer to BEARING RESOURCES LTD., including any subsidiaries thereof.

Confidentiality

The Company’s confidential information is a valuable asset. The Company’s confidential information includes agreements, intellectual property, know-how, product plans, names and lists of customers and employees, and financial information. This information is the property of the Company and may be protected by patent, trademark, copyright and trade secret laws. All confidential information must be used for Company business purposes only. Every officer and employee must safeguard it. This responsibility includes not disclosing Company confidential information, such as information concerning the Company’s products or business over the Internet. This obligation extends to confidential information of third parties that the Company has rightfully received under Nondisclosure Agreements. Consistent with this policy, no officer or employee is permitted to use or disseminate any confidential information except as required for the normal performance of his or her job. Confidential information includes all non-public information. It also may include agreements, intellectual property, know-how, information or materials concerning plans, forecasts, decisions, problems, capabilities, intentions, contingencies, and timing of actions of the Company. By way of example, such information would include: proprietary information pertaining to the Company or its customers relative to planned mergers and acquisitions, investments, trading, earnings, cash flow, business plans, marketing strategies, or business opportunities. Such information may be available to officers and employees in many forms. It may be in the spoken word, printed or written on paper, stored in electronic form, or appear on a video display terminal.

Regardless of what form it may take, confidential information should not be discussed with family members or business or social acquaintances. Such information should not be discussed with other Company employees unless they have a need to know for purposes of performing their jobs. Inadvertent disclosures, such as through conversations in public places, should be avoided. Disclosures at the request of government agencies or in accordance with a subpoena should be made only in accordance with pertinent law, the Company’s specific procedures for responses to such requests, and where applicable, after clearing such disclosures with counsel for the Company.

Community Activities

Officers and employees of the Company are encouraged to participate in charitable, political and community activities as long as they clarify that they are acting as individuals rather than as representatives of the Company.

Officers and employees may accept directorships of charitable and non-profit organizations as long as such positions do not impair their ability to meet the performance standards of their position. The Chairman of the Board of Carrus, however, must approve acceptance of directorships for other types of corporations. Regardless of the type of corporation, any officer or employee serving as a director of any outside corporation must abstain from voting with respect to any transaction involving the Company and may require approval pursuant to the Company’s Related Party Transaction Policy.

Company facilities, equipment, and personnel are not to be used in connection with any election or campaign.

Outside Employment

Employees are expected to devote their full time and energy to the Company’s business during normal business hours without prior approval. Employees are prohibited from engaging in outside employment if it could result in a compromise of the Company’s integrity (e.g.: performing services for a customer, competitor, or supplier of the Company). Further, employees should refrain from outside employment where such employment could impair their mental or physical effectiveness during the Company’s normal business hours. Prior to accepting outside employment, an employee should discuss doing so with his or her supervisor and/or the designated individual responsible for Human Resources.

Conflict of Interest

Officers and employees are prohibited from engaging in any activity or practice which conflicts with, or appears to conflict with, the interests of the Company, and shall ethically handle all actual or apparent conflicts of interest between personal and professional relationships. Officers and employees shall avoid conflicts of interest and promptly disclose and/or refer questions and concerns about potential conflicts to their supervisor, or the designated individual responsible for Human Resources.

The Company shall not enter into purchases, sales, or business transactions of a material nature (including service contracts, use of facilities and personnel, and payment of brokerage and appraisal fees) with any officer or employee, or a related party of either, unless such transaction is in the ordinary course of business and upon terms and conditions which do not favor such officer, employee or related party. The term "related party" includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee). In addition, certain business transactions (e.g., loans, leases, sales or purchases of assets or services) between the Company and executive officers and directors of the Company or a Related Party of an executive officer or director are subject to review and regulation. Business transactions of this type should be brought to the attention of the employee’s supervisor in order to determine if the particular transaction is required under law to be disclosed to and approved by the Company’s Board of Directors.

An officer or employee shall not represent the Company in any transaction in which he or she, or a Related Party, has any material connection or substantial financial interest. Transactions involving close personal friends may also present a potential conflict of interest.

Officers and employees are prohibited from self-dealing or otherwise using their positions with the Company to further their own interests, and must immediately disclose to the Company’s Chief Executive Officer any potential conflict of interest of which they are aware, including those in which they have inadvertently become involved due to business or personal relationships with customers, suppliers, business associates, or competitors of the Company.

All dealings with customers, prospects, suppliers, and competitors must be conducted in accordance with the law and on terms that are fair and in the best interests of the Company. Decisions relating to placement of the Company’s business with current or prospective customers and suppliers must be based solely on business considerations. Employees must not allow personal relationships with current or prospective customers or suppliers to influence business decisions.

Acceptance of Gifts and Entertainment

Under no circumstances may officers, directors, employees, agents, or consultants accept any offer, payment, promise to pay or authorization to pay any money, gift or anything of value from customers, consultants, vendors and the like, that is perceived as intended, directly or indirectly, to influence any business decision, any act or failure to act, any commitment of fraud or opportunity for the commission of any fraud. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy are to be directed to your supervisor.

Business Conduct and Ethics

The Company expects all officers, directors and employees to exercise good judgment to ensure the safety and welfare of officers, directors and employees, and to maintain a cooperative, efficient, positive, harmonious and productive work environment and business organization. These standards apply while working on our business premises, at offsite locations where our business is being conducted, at Company-sponsored business and social events, or at any other place where you are a representative of the Company.

All officers, directors and employees must comply with all applicable laws, regulations, rules and regulatory orders.

Computer Security

The Company maintains and operates computer systems. These systems house confidential information pertaining to customers and the Company, and, consequently, adequate steps must be taken to assure to the maximum extent possible that such information is kept secure and confidential. One of the principal means of doing this is through proper use of passwords. Since passwords serve as the employee’s key to the system, they should be secured in such a manner to avoid disclosure to or use by anyone other than the employee issued that password. In addition, a computer entrusted to an employee must be used in accord with Company policy applicable to such use.

Penalties for Non-Compliance

Failure to comply with this Code of Conduct or any of the policies of the Company may be cause for the employee’s dismissal and also may subject the employee to criminal penalties. Further, the Company is not obligated to defend any violator against a lawsuit or criminal charge by a regulatory authority, shareholder, or any other person.

Each officer and employee shall acknowledge in writing his or her receipt of a copy of the Company’s Code of Conduct, and agree to comply with the same.

ACKNOWLEDGEMENT

I, _____________________________________a director, officer or employee of Bearing Resources Ltd. or a subsidiary of Bearing Resources Ltd. (collectively, "the Company"), acknowledge that as of this date I have reviewed the Company’s Code of Business Conduct and Ethics.

I understand the standards and policies contained in that Code and additional policies or laws specific to my position.

I further agree to comply with the Company Code of Business Conduct and Ethics and additional policies or laws specific to my position.

I understand that my failure to comply with any provision could subject me to disciplinary action, up to and including my immediate dismissal.

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(Printed Name)

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(Signature)

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(Date)